Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026 CASI Pharmaceuticals, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the ordinary shares of CASI Pharmaceuticals, Inc. effective at the opening of the trading session on July 6, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).The Company was notified of the Staff determination on November 5, 2025.
On November 10, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On December 11, 2025, the hearing was held.
On December 18, 2025 the Panel reached a decision and a Decision letter was issued on December 19, 2025.
The Company failed to regain compliance pursuant to the terms outlined in the Panel Decision Letter dated December 19, 2025.
On February 23, 2026 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company ordinary shares were suspended on February 26, 2026.
The Staff determination to delist the Company ordinary shares became final on April 9, 2026.